Exhibit 99.1

RADIANT LOGISTICS ANNOUNCES RESULTS FOR THE SECOND fiscal quarter ENDED DECEMBER 31, 2014

Posts quarterly results with revenues of $105.9 Million - Up $21.8 Million and 25.9%;
Net revenues increased 13.5% to $27.6 Million

BELLEVUE, WA February 12, 2015 – Radiant Logistics, Inc. (NYSE MKT: RLGT), a domestic and international logistics services company, today reported financial results for the three and six months ended December 31, 2014.

Second quarter Financial Highlights (Quarter Ended December 31, 2014)

•	Revenues increased to $105.9 million, up $21.8 million and 25.9% compared to revenues of $84.1 million for the comparable prior year period.
•	Net revenues increased to $27.6 million, up $3.3 million and 13.5% compared to net revenues of $24.3 million for the comparable prior year period.
•

Net income attributable to common shareholders was approximately $0.3 million, or $0.01 per basic and fully diluted share, for the second fiscal quarter of 2015, compared to net income of $0.2 million, or $0.01 per basic and fully diluted share, for the comparable prior year period.

•

Adjusted net income attributable to common shareholders was $1.6 million, or $0.04 per basic and fully diluted share, for the second fiscal quarter of 2015, compared to adjusted net income attributable to common shareholders of $1.8 million, or $0.05 per basic and fully diluted share, for the comparable prior year period. Both periods are calculated by applying a normalized tax rate of 40% and excluding other items not considered part of regular operating activities.

•	Adjusted EBITDA increased 3.5% to $3.8 million for the second fiscal quarter of 2015, compared to adjusted EBITDA of $3.6 million in the comparable prior year period.

Network Expansion – Organic Growth

The Company announced further organic expansion of its network in the quarter adding a new operating location in Los Angeles, California operating as Distribution By Air and led by Kelli Spiri and David Frear.

Network Expansion – Acquisitions

In January of 2015, the Company announced its planned acquisition of Wheels Group, Inc. (“Wheels”) (TSXV: WGI), one of the largest non-asset based third party logistics providers based in Canada. Wheels provides intermodal and truck brokerage operations in the United States and Canada and will bring significant geographic and service line expansion to complement the Company’s freight forwarding operations. The cash and stock transaction is valued at CAD $95 million and is expected to be accretive to earnings, as adjusted for amortization of acquired intangibles. The transaction is expected to enhance customer relationships and facilitate cross-selling opportunities across the combined Radiant-Wheels Network. For the trailing 12 months ended September 30, 2014, Wheels generated total revenue of CAD $368 million, consisting of CAD $185 million in revenues attributed to its U.S. operations and CAD $187 million in revenues attributed to its Canadian operations, including CAD $4.0 million of intercompany transactions that eliminate in consolidation. The transaction is expected to close early in the second calendar quarter of 2015, subject to regulatory clearance, court approval of the Arrangement, Wheels shareholder approval and other customary conditions. Wheels’ board of directors unanimously approved the transaction.

In December, the Company announced its acquisition of Don Cameron and Associates, Inc., a Minnesota based company that provides a full range of domestic and international transportation and logistics services across North America.

CEO Comments

“We continue to make great progress in executing our growth strategy at Radiant,” said Bohn Crain, Founder and CEO. “We topped $105.0 million in revenues this quarter, a new milestone for the Company. We also continue to steadily grow our Adjusted EBITDA which was $3.8 million for the quarter ended December 31, 2014. As a reminder, we also made significant progress in one of our organic growth initiatives, adding six new operating locations from four different competing networks in recent months. On-boarding new strategic operating partners has historically been an important contributor to our organic growth and we believe this group of new operating partners will contribute as much as $25.0 million in revenues and $1.5 million in EBITDA to our bottom line on a run-rate basis starting in calendar year 2015. Based on the commission incentives we extended to these locations as part of the on-boarding process, our Adjusted EBITDA results for the quarter ended December 31, 2014 do not include any benefit from this new group of locations. The full benefit of these six new locations will be reflected starting with the quarter ended March 31, 2015. We continue to gain momentum in the agent-based forwarding community with more and more logistics entrepreneurs looking to align themselves with a strong financial partner with the technology, purchasing power and global network to deliver world-class solutions to their customers. We are in active discussions with a number of additional agent-station candidates and look forward to providing further updates as we welcome new partners to the network.”

“We also continue to look for productivity improvements and in this quarter we took the opportunity to right-size our New Jersey facilities and exited what was the former corporate headquarters from one of our earlier acquisitions, Distribution By Air. We estimate that the annual savings associated on our transition to new facilities in New Jersey will be approximately $0.5 million per year.”

Crain continued: “We are also very excited about our planned acquisition of Wheels, which we believe represents a great opportunity for our operating partners, shareholders and the end customers that we serve. Since we launched Radiant back in 2006, we have been looking for platform acquisition opportunities in the brokerage space to complement our core forwarding operations. Wheels is one of the largest bi-model brokerage operators in Canada offering both truck and rail brokerage services and also has a significant presence in the U.S. The Wheels transaction will bring us both geographic and service line expansion and uniquely positions us as one of the premier non-asset based third party logistics companies in North America. Those who have been following our story for a while will appreciate that the heart of our growth strategy has been our ability to differentiate ourselves in the marketplace by bringing new value to the agent based forwarding community. One of the ways we do this is by providing our operating partners with a robust and differentiated platform from which to service our end customers.  Quite simply, no other agent-based forwarding network has the bi-modal brokerage capabilities or Canada-based solutions that we will now enjoy as part of the Radiant organization. We believe this is not only going to enhance and facilitate cross-sale opportunities across the combined Radiant-Wheels network but also make it that much easier to attract additional operating partners to our platform.”

Crain concluded: “The financial attributes of the combined organization are also noteworthy. We are providing preliminary guidance for our fiscal year ending June 30, 2016, and excluding the impact of any further acquisitions, gain on litigation, or other unusual items, we are projecting adjusted EBITDA in the range of $27.4 - $31.2 million on approximately $775.0 - $825.0 million in revenues which equates to adjusted net income available to common shareholders in the range of $10.7 - $13.0 million, or $0.27 - $0.33 per basic and $0.26 - $0.32 per fully diluted share. Going forward we will continue to execute our multi-pronged growth strategy that includes both organic and acquisition growth initiatives. As we think about our opportunities for growth through acquisition, we do not see ourselves being limited by good quality acquisition opportunities. We have a robust acquisition pipeline. We do not see ourselves limited by access to capital. We continue to have ready access to capital to execute acquisitions. Our real limiting factor is the rate at which we can on-board and integrate the acquisitions that we make. Historically, all of our acquisitions have been done from our forwarding platform. Through the Wheels acquisition we will effectively have three platforms from which we can continue to complete tuck-in acquisitions: our legacy forwarding operations based in Bellevue, Washington, our bi-modal brokerage operations based in Chicago, and our Canadian platform based in Toronto. We will continue to cultivate acquisition opportunities across each of these platforms and based on our current pipeline expect to achieve run-rate revenues approaching $1.0 billion in calendar 2015 and look forward to providing updates on the acquisition front as things develop.”

Second quarter ended December 31, 2014 – Financial Results

For the three months ended December 31, 2014, Radiant reported net income attributable to common shareholders of $327,000 on $105.9 million of revenues, or $0.01 per basic and fully diluted share. For the three months ended December 31, 2013, Radiant reported net income attributable to common shareholders of $195,000 on $84.1 million of revenues, or $0.01 per basic and fully diluted share.

For the three months ended December 31, 2014, Radiant reported adjusted net income attributable to common shareholders of $1,552,000, or $0.04 per basic and fully diluted share. For the three months ended December 31, 2013, Radiant reported adjusted net income attributable to common shareholders of $1,790,000, or $0.05 per basic and fully diluted share.

The Company also reported adjusted EBITDA of $3,766,000 for the three months ended December 31, 2014, compared to adjusted EBITDA of $3,640,000 for the three months ended December 31, 2013.

A reconciliation of the Company’s adjusted net income and adjusted EBITDA to the most directly comparable GAAP measure for the three months ending December 31, 2014 and 2013 appears at the end of this release.

Six months ended December 31, 2014 – Financial Results

For the six months ended December 31, 2014, Radiant reported net income attributable to common shareholders of $1,337,000 on $204.2 million of revenues, or $0.04 per basic and fully diluted share. For the six months ended December 31, 2013, Radiant reported net income attributable to common shareholders of $1,287,000 on $160.9 million of revenues, or $0.04 per basic and fully diluted share.

For the six months ended December 31, 2014, Radiant reported adjusted net income attributable to common shareholders of $3,069,000, or $0.09 per basic and fully diluted share. For the six months ended December 31, 2013, Radiant reported adjusted net income attributable to common shareholders of $3,317,000, or $0.10 per basic and $0.09 per fully diluted share.

The Company also reported adjusted EBITDA of $7,427,000 for the six months ended December 31, 2014, compared to adjusted EBITDA of $6,752,000 for the six months ended December 31, 2013.

A reconciliation of the Company’s adjusted net income and adjusted EBITDA to the most directly comparable GAAP measure for the six months ended December 31, 2014 and 2013 appears at the end of this release.

Reconciliation of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under the Securities Exchange Commission (“SEC”) rules such as adjusted net income, adjusted net income per share and earnings before interest, taxes, depreciation and amortization (“EBITDA”). We believe that supplemental disclosure of these amounts are important metrics used by management to evaluate and understand the performance of the ongoing operations of Radiant’s business that eliminates depreciation, amortization and certain other non-cash costs and other significant items that are not part of regular operating activities. A reconciliation of adjusted net income, adjusted net income per share and adjusted EBITDA for the Company’s preliminary guidance for its pro forma fiscal year ending June 30, 2016 is as follows:

(in thousands, except for earnings per share)

Outlook Fiscal Year Ending June 30, 2016
Net income attributable to Radiant Logistics, Inc.	$4,166 – $6,484
Less: Preferred Dividend Requirement	$(2,046)
Net income attributable to common stockholders	$2,120 – $4,438
Net income per common share:
Basic and Diluted	$0.05 – 0.11
Weighted average shares outstanding:
Basic shares	39,075,000
Diluted shares	40,875,000

Reconciliation of net income to adjusted net income:
Net income attributable to common stockholders	$2,120 – $4,438
Adjustments to net income:
Income tax expense	$2,857 - $4,403
Depreciation and amortization	$12,703
Change in contingent consideration	$175
Adjusted net income before taxes	$17,855 - $21,719
Less: Provision for income taxes at 40% before preferred dividend requirement of $2,046	$(7,142) – (8,688)
Adjusted net income	$10,713 - $13,031
Adjusted net income per common share:
Basic	$0.27 – 0.33
Diluted	$0.26 – 0.32

Reconciliation of net income to adjusted EBITDA:	Outlook Fiscal Year Ending June 30, 2016
Net income attributable to Radiant Logistics, Inc	$4,166 – $6,484
Less: Preferred dividends	$(2,046)
Net income attributable to common stockholders	$2,120 – $4,438
Adjustments to net income:
Preferred dividend	$2,046
Interest expense - net	$6,349-6,209
Income tax expense	$2,857 – 4,403
Depreciation and amortization	$12,703
EBITDA	$26,075 -$29,799
Share-based compensation	$1,190
Change in contingent consideration	$175
Adjusted EBITDA	$27,440 - $31,164

This supplemental financial information is presented for informational purposes only and is not a substitute for the financial information presented in accordance with accounting principles generally accepted in the United States.

Investor Conference Call

Radiant will host a conference call for shareholders and the investing community on Friday, February 13, 2015 at 4:00 pm, ET to discuss the contents of this release. The call can be accessed by dialing (877) 407-8031, or (201) 689-8031 for international participants, and is expected to last approximately 30 minutes. Callers are requested to dial in 5 minutes before the start of the call. An audio replay will be available for one week after the teleconference by dialing (877) 660-6853, or (201) 612-7415 for international callers, and using conference ID number 13601126. This call is also being webcast and may be accessed via Radiant’s web site at www.radiantdelivers.com.

About Radiant Logistics (NYSE MKT: RLGT)

Radiant Logistics, Inc. (www.radiantdelivers.com) is a non-asset based transportation and logistics services company providing domestic and international freight forwarding services and truck brokerage services through a network of Company-owned and strategic operating partner locations operating under the Radiant, Airgroup, Adcom, DBA and On Time network brands located throughout North America and an integrated service partner network serving other markets around the globe. We also offer an expanding array of value-added supply chain management services, including customs brokerage, order fulfillment, inventory management and warehousing.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to trends in the domestic and global economy, our ability to attract new and retain existing agency relationships, acquisitions and integration of acquired entities, availability of capital to support our acquisition strategy, our ability to maintain and improve back office infrastructure and transportation and accounting information systems in a manner sufficient to service our revenues and network of operating locations, outcomes of legal proceedings, competition, management of growth, potential fluctuations in operating results, and government regulation. More information about factors that potentially could affect Radiant Logistics, Inc. financial results is included Radiant Logistics, Inc.’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

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RADIANT LOGISTICS, INC.

Consolidated Balance Sheets

	December 31,	June 30,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$1,717,569	$2,880,205
Accounts receivable, net of allowance of $892,591 and $1,034,934, respectively	63,415,609	65,066,555
Current portion of employee and other receivables	301,898	232,791
Income tax deposit	648,975	—
Prepaid expenses and other current assets	5,423,527	2,926,431
Deferred tax asset	389,178	925,208
Total current assets	71,896,756	72,031,190

Furniture and equipment, net	2,457,627	1,265,107

Acquired intangibles, net	16,784,243	15,041,988
Goodwill	29,466,537	28,247,003
Employee and other receivables, net of current portion	6,924	22,070
Deposits and other assets	595,838	617,093
Total long-term assets	46,853,542	43,928,154
Total assets	$121,207,925	$117,224,451

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued transportation costs	$46,449,015	$45,510,140
Commissions payable	6,616,239	5,569,671
Other accrued costs	2,479,798	2,517,415
Income taxes payable	—	436,328
Current portion of notes payable	123,269	—
Current portion of contingent consideration	2,425,000	1,541,000
Current portion of lease termination liability	328,226	319,826
Other current liabilities	20,631	—
Total current liabilities	58,442,178	55,894,380

Notes payable, net of current portion	8,753,773	7,243,371
Contingent consideration, net of current portion	8,015,000	9,626,000
Lease termination liability, net of current portion	65,581	198,502
Deferred rent liability	702,234	560,248
Deferred tax liability	1,998,517	2,774,506
Other long-term liabilities	22,257	2,610
Total long-term liabilities	19,557,362	20,405,237
Total liabilities	77,999,540	76,299,617

Stockholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 839,200 shares issued and outstanding, liquidation preference of $20,980,000	839	839
Common stock, $0.001 par value, 100,000,000 shares authorized; 34,704,864 and 34,326,308 shares issued and outstanding, respectively	16,160	15,781
Additional paid-in capital	35,477,236	34,558,785
Deferred compensation	(6,687)	(9,209)
Retained earnings	7,654,080	6,317,473
Total Radiant Logistics, Inc. stockholders’ equity	43,141,628	40,883,669
Non-controlling interest	66,757	41,165
Total stockholders’ equity	43,208,385	40,924,834
Total liabilities and stockholders’ equity	$121,207,925	$117,224,451

RADIANT LOGISTICS, INC.

Consolidated Statements of Operations

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Revenues	$105,948,104	$84,143,519	$204,179,492	$160,845,380
Cost of transportation	78,355,731	59,836,432	150,262,336	113,317,792
Net revenues	27,592,373	24,307,087	53,917,156	47,527,588

Operating partner commissions	14,897,910	12,906,080	28,877,261	26,540,852
Personnel costs	6,976,480	5,396,200	13,536,426	9,887,803
Selling, general and administrative expenses	2,882,218	2,627,915	5,530,284	4,892,249
Depreciation and amortization	1,099,713	1,241,656	2,378,794	2,071,754
Lease termination costs	395,086	—	395,086	—
Change in contingent consideration	(170,796)	(17,567)	(720,796)	(212,567)
Total operating expenses	26,080,611	22,154,284	49,997,055	43,180,091

Income from operations	1,511,762	2,152,803	3,920,101	4,347,497

Other income (expense):
Interest income	732	2,128	1,657	4,628
Interest expense	(96,442)	(495,293)	(187,901)	(1,016,456)
Loss on write-off of debt discount	—	(1,238,409)	—	(1,238,409)
Other	60,733	8,563	187,555	92,746
Total other income (expense)	(34,977)	(1,723,011)	1,311	(2,157,491)

Income before income tax expense	1,476,785	429,792	3,921,412	2,190,006

Income tax expense	(616,491)	(150,081)	(1,518,417)	(801,916)

Net income	860,294	279,711	2,402,995	1,388,090
Less: Net income attributable to non-controlling interest	(21,555)	(16,138)	(43,592)	(32,780)

Net income attributable to Radiant Logistics, Inc.	838,739	263,573	2,359,403	1,355,310
Less: Preferred stock dividends	(511,388)	(68,499)	(1,022,776)	(68,499)

Net income attributable to common stockholders	$327,351	$195,074	$1,336,627	$1,286,811

Net income per common share - basic and diluted	$0.01	$0.01	$0.04	$0.04

Weighted average shares outstanding:
Basic shares	34,627,645	33,601,956	34,488,616	33,469,659
Diluted shares	36,184,653	35,379,494	36,005,995	35,262,202

RADIANT LOGISTICS, INC.

Reconciliation of Net Income to Adjusted Net Income, EBITDA, Adjusted EBITDA, and Reconciliation of Net

Income per share to Adjusted Net Income per share

(unaudited)

As used in this report, Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Radiant’s business. For Adjusted Net Income, management uses a 40% tax rate for calculating the provision for income taxes before preferred dividend requirement to normalize Radiant’s tax rate to that of its competitors and to compare Radiant’s reporting periods with difference effective tax rates. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include acquisition costs, transition, severance and lease termination costs, non-recurring litigation expenses as well as depreciation and amortization and certain other non-cash charges.

Adjusted EBITDA means earnings before preferred stock dividends, interest, income taxes, depreciation and amortization, which is then further adjusted for changes in contingent consideration, expenses specifically attributable to acquisitions, severance and lease termination costs, extraordinary items, share based compensation expense, non-recurring litigation expenses and other non-cash charges. We believe that adjusted EBITDA, as presented, represents a useful method of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring charges. We understand that although securities analysts frequently use EBITDA in their evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Adjusted Net Income and Adjusted Net income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for any of the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Radiant’s operating performance or liquidity.

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Net income attributable to common stockholders	$327,351	$195,074	$1,336,627	$1,286,811

Net income per common share - basic and diluted	$0.01	$0.01	$0.04	$0.04

Weighted average shares outstanding:
Basic shares	34,627,645	33,601,956	34,488,616	33,469,659
Diluted shares	36,184,653	35,379,494	36,005,995	35,262,202

Reconciliation of net income to adjusted net income:
Net income attributable to common stockholders	$327,351	$195,074	$1,336,627	$1,286,811
Adjustments to net income:
Income tax expense	616,491	150,081	1,518,417	801,916
Depreciation and amortization	1,099,713	1,241,656	2,378,794	2,071,754
Change in contingent consideration	(170,796)	(17,567)	(720,796)	(212,567)
Lease termination costs	395,086	—	395,086	—
Acquisition related costs	577,506	74,887	672,277	140,455
Non-recurring legal costs	66,353	51,473	186,466	67,234
Amortization of loan fees and OID	15,295	94,844	30,590	180,688
Loss on write-off of debt discount	—	1,238,409	—	1,238,409

Adjusted Net Income before income taxes	2,926,999	3,028,857	5,797,461	5,574,700

Provision for income taxes at 40% before preferred dividend requirement	(1,375,355)	(1,238,942)	(2,728,095)	(2,257,280)

Adjusted net income	$1,551,644	$1,789,915	$3,069,366	$3,317,420

Adjusted net income per common share:
Basic	$0.04	$0.05	$0.09	$0.10
Diluted	$0.04	$0.05	$0.09	$0.09

	Three Months Ended December 31,		Six Months Ended December 31,
Reconciliation of net income to adjusted EBITDA	2014	2013	2014	2013

Net income attributable to common stockholders	$327,351	$195,074	$1,336,627	$1,286,811
Preferred stock dividends	511,388	68,499	1,022,776	68,499

Net income attributable to Radiant Logistics, Inc.	838,739	263,573	2,359,403	1,355,310
Income tax expense	616,491	150,081	1,518,417	801,916
Depreciation and amortization	1,099,713	1,241,656	2,378,794	2,071,754
Net interest expense	95,710	493,165	186,244	1,011,828

EBITDA	2,650,653	2,148,475	6,442,858	5,240,808

Share-based compensation	246,839	143,998	451,568	277,187
Change in contingent consideration	(170,796)	(17,567)	(720,796)	(212,567)
Acquisition related costs	577,506	74,887	672,277	140,455
Non-recurring legal costs	66,353	51,473	186,466	67,234
Lease termination costs	395,086	—	395,086	—
Loss on write-off of debt discount	—	1,238,409	—	1,238,409

Adjusted EBITDA	$3,765,641	3,639,675	$7,427,459	$6,751,526
As a % of Net Revenues	13.6%	15.0%	13.8%	14.2%